Exhibit 99.1

This news release constitutes a “designated news release” for the purposes of Canopy Growth’s prospectus supplement dated June 6, 2024 to its short form base shelf prospectus dated June 5, 2024.

Canopy Growth Announces Mr. Luc Mongeau As The Company’s Next CEO

An accomplished senior leader with more than 25 years of CPG experience, Mr. Mongeau has been actively engaged with the Company’s board for nearly two years

This appointment follows a comprehensive search to succeed Mr. David Klein due to a planned retirement announced in August 2024

Company’s board reaffirms confidence in Canopy Growth’s strategic direction

Smiths Falls, ON, November 26, 2024 – Canopy Growth Corporation (“Canopy Growth” or the “Company”) (TSX:WEED, NASDAQ:CGC), a world-leading cannabis company dedicated to unleashing the power of cannabis to improve lives, announced today that the Company’s board of directors (the “Board”) has named current Board member and CPG-veteran, Mr. Luc Mongeau, as the next Chief Executive Officer (“CEO”) of Canopy Growth effective January 6, 2025.

A seasoned executive with broad CPG experience, Mr. Mongeau has most recently served as the CEO of North America's leading e-commerce provider for residential and commercial furniture. He has previously held the role of President for Weston Foods, one of North America’s premier bakeries, as well as President of Mars Petcare North America, the core business unit of the world’s largest pet care company.

Since joining the Board as an observer in early 2023 and as a Board member in February 2024, Mr. Mongeau has played a key role in shaping the Company’s strategy. This has included a focus on driving asset-light expansion across Canopy Growth’s core markets, as well as actions to achieve near term profitability as the Company meets the vast opportunities presented by the global cannabis market.

"Having worked with our Board for nearly two years, Luc’s unique blend of cannabis experience, combined with decades of CPG expertise, makes him the ideal leader to guide Canopy Growth through its next phase of growth," said David Lazzarato, Chairman of the Board, Canopy Growth. "The Board is confident in Luc’s ability to drive our vision forward while maintaining the Company’s momentum. We would also like to extend our gratitude to David Klein for his leadership and dedication throughout this transformative period in Canopy Growth’s history.”

“With some of the best-known brands in the industry, a strong global medical cannabis business, category leading vaporizers from Storz & Bickel, and unique exposure to the high-potential U.S. cannabis market, Canopy Growth is well positioned for growth,” said Mr. Luc Mongeau, member of the Board, and incoming CEO, Canopy Growth. “I am honored to lead Canopy Growth into this exciting next chapter, and I am confident that our vision, dedication to our consumers, and the commitment of our team members will continue to position us for long-term success and value creation.”

"It’s been an honor over the past four years to lead Canopy Growth, which we’ve collectively shaped into a focused and financially disciplined organization primed for lasting success," said David Klein, current CEO of Canopy Growth. "As the Company enters this new phase, I am committed to working closely with Luc to support an efficient transition and I’m confident in his ability to lead Canopy Growth forward to new successes."

Mr. Mongeau will remain a member of the Board in his new role as CEO, and to support an efficient transition, Mr. Klein will continue in his role as CEO and a director on the Board until the effective date of Mr. Mongeau’s appointment as CEO on January 6, 2025. On January 6, 2025, Mr. Klein will step down as a member of the Board and will shift into a special advisor role until August 31, 2025. The Company is actively working to identify and nominate a new Board member to fill the vacancy created by Mr. Klein’s departure. Mr. Willy Kruh has replaced Luc Mongeau as an independent member of the Company’s Corporate Governance, Compensation and Nominating committee until a new director is appointed to the Board.

About Luc Mongeau

With a proven track record of leading and elevating organizations, Mr. Mongeau joins Canopy Growth with over 25 years’ experience as a senior executive. He has demonstrated expertise in marketing, sales, supply chain operations, and M&A.

Most recently as the CEO of ESolutions Furniture, formerly Bestar-Bush, Mr. Mongeau led the transformation of the business to deepen its share of the highly competitive digital commerce furniture industry. This included implementing a new approach to design and sourcing, reconfiguring the North American manufacturing network, and enhancing the company’s global supply chain.

Prior to this, during Mr. Mongeau’s five-year tenure as President of Weston Foods, he spearheaded the strategic realignment and end-to-end operational leadership of the $2 billion North American bakery, overseeing a team of over 6,000 employees across 40 facilities. He directed the development of commercial strategies across branded and private label categories for major North American retailers and managed the sale of Weston Foods. Additionally, in his role as President of Mars Petcare North America, Mr. Mongeau provided strategic and operational leadership to a $3 billion North American organization with more than 3,000 employees, 27 manufacturing sites, and three distinct operating units within both branded and private label categories.

Mr. Mongeau holds a Bachelor of Science from the Université de Sherbrooke and an MBA from the Ivey School of Business at Western University. He has also completed executive education at Harvard Business School.

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Contact Details:

Nik Schwenker

Vice President, Communications

Nik.Schwenker@canopygrowth.com

Tyler Burns

Director, Investor Relations

Tyler.Burns@canopygrowth.com

About Canopy Growth

Canopy Growth is a world leading cannabis company dedicated to unleashing the power of cannabis to improve lives.

Through an unwavering commitment to our consumers, Canopy Growth delivers innovative products with a focus on premium and mainstream cannabis brands including Doja, 7ACRES, Tweed, and Deep Space, in addition to category defining vaporizer technology made in Germany by Storz & Bickel.

Canopy Growth has also established a comprehensive ecosystem to realize the opportunities presented by the U.S. THC market through an unconsolidated, non-controlling interest in Canopy USA, LLC (“Canopy USA”). Canopy USA has closed the acquisitions of approximately 77% of the shares of Lemurian, Inc. (“Jetty”) and 100% of the Wana entities that make up Wana Brands, being Wana Wellness, LLC, The CIMA Group, LLC and Mountain High Products, LLC. Jetty owns and operates Jetty Extracts, a California-based producer of high- quality cannabis extracts and pioneer of clean vape technology, and Wana Brands is a leading North American edibles brand. The option to acquire Acreage Holdings, Inc., a vertically integrated multi-state cannabis operator with principal operations in densely populated states across the Northeast and Midwest, has also been exercised.

Beyond its world-class products, Canopy Growth is leading the industry forward through a commitment to social equity, responsible use, and community reinvestment – pioneering a future where cannabis is understood and welcomed for its potential to help achieve greater well-being and life enhancement.

For more information visit www.canopygrowth.com.

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